Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

Stockholder contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com
TRI-CONTINENTAL CORPORATION
HOLDS 80TH ANNUAL MEETING OF STOCKHOLDERS
MINNEAPOLIS, MN, April 8, 2010 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 80th Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors on each of the two proposals at the Meeting.
Stockholders re-elected five Directors at the Meeting. The re-elected Directors are Ms. Anne P. Jones and Messrs. Arne H. Carlson, John F. Maher, Leroy C. Richie and William F. Truscott. Except for Ms. Jones, whose term as Director will expire at the Corporation’s 2012 annual meeting of stockholders, the re-elected Directors’ terms will expire at the Corporation’s 2013 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2010.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.
You should consider the investment objective, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objective, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800-221-2450. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation.
There is no guarantee that the Corporation’s investment objective will be met, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY